Exhibit 5.1

October 8, 2021

Realty Income Corporation

11995 El Camino Real

San Diego, California 92130

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have served as Maryland counsel to Realty Income Corporation, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the Company’s offer (such offer, as it may from time to time be amended, supplemented or extended, the “Exchange Offer”) to exchange certain of its debt securities for certain debt securities of VEREIT Operating Partnership LP, a Delaware limited partnership (“VEREIT”). The Exchange Offer consists of an offer to exchange (i) the Company’s 4.600% Notes due 2024 (the “New 2024 Notes”) for any and all of VEREIT’s outstanding 4.600% Notes due 2024, (ii) the Company’s 4.625% Notes due 2025 (the “New 2025 Notes”) for any and all of VEREIT’s outstanding 4.625% Notes due 2025, (iii) the Company’s 4.875% Notes due 2026 (the “New 2026 Notes”) for any and all of VEREIT’s outstanding 4.875% Notes due 2026, (iv) the Company’s 3.950% Notes due 2027 (the “New 2027 Notes”) for any and all of VEREIT’s outstanding 3.950% Notes due 2027, (v) the Company’s 3.400% Notes due 2028 (the “New 3.400% 2028 Notes”) for any and all of VEREIT’s outstanding 3.400% Notes due 2028, (vi) the Company’s 2.200% Notes due 2028 (the “New 2.200% 2028 Notes”) for any and all of VEREIT’s outstanding 2.200% Notes due 2028, (vii) the Company’s 3.100% Notes due 2029 (the “New 2029 Notes”) for any and all of VEREIT’s outstanding 3.100% Notes due 2029 and (viii) the Company’s 2.850% Notes due 2032 (the “New 2032 Notes,” and, together with the New 2024 Notes, the 2025 Notes, the New 2026 Notes, the New 2027 Notes, the New 3.400% 2028 Notes, the New 2.200% 2028 Notes and the New 2029 Notes, the “New Notes”) for any and all of VEREIT’s outstanding 2.850% Notes due 2032, covered by the above-referenced Registration Statement, and all amendments thereto, if any (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.            The Registration Statement, and the related form of prospectus included therein, substantially in the form in which it was transmitted to the Commission under the 1933 Act;

2.            The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

Realty Income Corporation

October 8, 2021

3.            The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.            Resolutions adopted by the Board of Directors of the Company, relating to, among other matters, the Exchange Offer and the registration and issuance of the New Notes, certified as of the date hereof by an officer of the Company;

5.            The Indenture, dated as of October 28, 1998, between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee to The Bank of New York, as original trustee;

7.            A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

8.            A certificate executed by an officer of the Company, dated as of the date hereof; and

9.            Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.            Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.            Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.            Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.            All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Realty Income Corporation

October 8, 2021

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.            The Company is a corporation, duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.            The issuance of the New Notes by the Company has been duly authorized by the Company.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or any other state law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.  Latham & Watkins LLP, counsel to the Company, may rely on this opinion in connection with their opinion of even date herewith.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP